PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement"), dated as of August 31st, 2017 (the "Effective Date"), is by and between Medifocus Inc., an Ontario Canada corporation with office located at 10240 Old Columbia Road Suite G Columbia, Maryland U.S.A, 21046 ("Medifocus") and ThermoGene Corporation ("ThermoGene"), a Delaware corporation with office located at 512 Grand Cypress Court, Silver Spring, Maryland 20905.

WHEREAS , Medifocus is the licensee of the gene technology (the "Gene Technology ") including the Patents and Knowhow (as defined in Appendix A) from Duke University pursuant to the Licensing Agreement dated October 6, 2015 between  the Medifocus and Duke University (the "Duke Licensing Agreement '', see Appendix B), and Medifocus has the right to transfer, assign or convey the interest of the Gene Technology under the Duke Licensing Agreement to the Purchaser; and ThermoGene is willing to purchase the 100% of Med focus's interest under the Duke Licensing Agreement on the  terms and conditions set out in this Agreement.

NOW, THEREFORE , in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties hereto agree as follows :

1.

Purchase

1.1 Medifocus hereby transfers, assigns and conveys to ThermoGene all its rights and obligations pursuant to the Duke Licensing Agreement.

1.2 ThermoGene shall pay Medifocus USDl 00,000 and issue shares representing 10% of the Common Stock of ThermoGene to Medifocus in exchange of all Medifocus' rights and obligations pursuant to the Duke Licensing Agreement.

1.3 Cash Payment and Equity Payment

(a)

ThermoGene will pay USD25,000 to Medifocus within 30 days after the Effective Date of this Agreement, and will pay the remaining USD75 , 000 to Medifocus within 90 days thereafter; interest penalty at the rate of 1% per month will be imposed on any late payment by ThermeGene.

(b)

The 10% of ThermoGene Common Stock issued to Medifocus shall remain anti-dilutive  until ThermoGene has raised cumulatively USD 2,000,000 in its financing activities;

1.4 Transaction of Contractual Interests

(a)

ThermoGene will take over and will have full ownership of the USD50, 000 deposit Medifocus made to Shenzhen Yuanxing Bio-pharm Science & Technology Co. Ltd (the "THYX") in June 2015.

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(b)

ThermoGene shall honor, perform and comply with the terms and conditions pursuant to the Contract for Technical Development (the "Development Contract") between Medifocus and THYX entered into in May 2015 as if ThermoGene was the party to the Development Contract; and,

(c)

The ThermoGene shall honor, perform and comply with the terms and conditions pursuant to the Duke Licensing Agreement as if ThermoGene was the Licensee of the Duke Licensing Agreement, other than the obligation specified in clause 3.1 regarding initial fee.

1.5 ThermoGene 's  Negative Covenants

ThermoGene agrees and undertakes to Medifocus as follows:

(a)

it shall not at any time do or cause to be done, directly or indirectly, any act or thing which may impair or tend to impair in any way the Duke University's rights, title and interest in and to the Licensed Patents or otherwise damage or conflict with the interest of Duke University;

(b)

it shall comply with all statutes, bylaws, regulations and requirements of any government or other competent authority in respect of use of the technology covered by one or more claims of the Patents; and

(c)

It shall not object to or contest the validity of the Patents at any time, and shall comply with all of the Duke University's instructions relating to the protection of the Patents.

1.6 Any money received by Medifocus as provided in this Agreement shall not be refunded to ThermoGene for any reason, except at the sole and absolute discretion of Medifocus.

2.

Lease of Devices

2.1

Medifocus agrees to supply, upon ThermoGene 's request and subject to the availability, (i) Microfocus APA 1000 System and related accessories, and/or (ii) Prolieve (console and KITS), to ThermoGene solely for the purpose of clinical studies of heat activated gene and irnmunotherapy.

2.2

Medifocus shall lease to ThermoGene the Microfocus APA 1000 System, including related accessories and the Prolieve console at the annual leasing rate of USD5,000 and UDS2,500 per system, respectively, starting from the day when the systems are delivered to ThermoGene or its designated party.

2.3

ThermoGene agrees to reimburse Medifocus 125% of the transactional costs incurred by Medifocus for transportation, installation, maintenance, labour, and other technical support in using the Microfocus APA 1000 System and Prolieve in clinical studies.

2.4

For clinical studies, ThemoGene further agrees to pay 120% of transactional costs of the Prolieve Kits and probes used in the Microfocus APA 1000 System, plus freight costs.

2.5

ThermoGene fully acknowledges and understands the Prolieve consoles and the Microfocus APA 1000 Systems, along with the intellectual property rights associated with them, are the sole property of Medifocus.

3.

Warranties and Representatives

3.1

Medifocus hereby represents that it has obtained the consent from Duke University prior to the transfer, assignment of all its rights and obligation under the Duke Licensing Agreement.

3.2

Medifocus hereby represents that the Patents or any other interest under the Duke Licensing Agreement have not been pledged, mortgaged, charged, held as liens or encumbered in any other forms.

3.3

Save as expressly set out herein, the Medifocus makes no representations or warranties and shall have no responsibility with respect to the licensed patents pursuant to this Agreement or the application or use thereof made by ThermoGene.

3.4

Notwithstanding anything to the contrary contained or construed to be contained in this Agreement , the Medifocus shall not in any event be liable for any incidental , indirect, special, or consequential damage of any kind whatsoever , relating to, resulting from, arising out of or connected with the licensed patents or this Agreement, whether in contract or tort (including negligence).

4.

Confidentiality

4.1

Medifocus and ThermoGene acknowledge and agree that they:

(a)

shall protect and hold the Confidential Information received by the other party (including the terms and conditions of this Agreement) in the strictest confidence;

(b)

shall not use the Confidential Information of the other party for any purpose other than for purposes of this Agreement;

(c)

shall not and shall procure that no other person shall use, disclose, divulge or otherwise disseminate the Confidential Information of the other party to any person (i) without the prior written approval of the disclosing party, and (ii) only upon the execution by such person receiving such information of a confidentiality agreement in form and substance acceptable to the disclosing party;

(d)

unless or  until  compelled  to  disclose  by judicial   or  administrative  procedures  or  by  other

requirements of law or requested by its regulatory authority (in which event, they shall only make such disclosure upon prior written notice to the disclosing party and shall make its best efforts to afford the disclosing party an opportunity to contest the application of such law or court order to the Confidential Information or to seek other methods to avoid public disclosure of the Confidential Information).

4.2

The confidentiality obligations under this clause 5 shall survive the expiration or earlier termination of this Agreement for a period of ten (10) years.

5.

Press Release

If a party wishes to issue a press release regarding the Agreement or the relationship of the parties, such party shall first provide the other party with a copy of the proposed press release for approval of the other party. Neither party shall issue a press release without obtaining the prior written consent of the other party, which may be withheld for any reason.

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6.

Notice

All notices, demands or other communication required by or permitted to be given or made hereunder shall be in writing and, to be legally effective, shall be delivered by prepaid registered post, or by facsimile or e mail transmission addressed to the intended recipient thereof, which shall be confirmed later by registered airmail. The postal address, facsimile number, or e-mail address of both parties may from time to time notify each other. On or immediately after the Effective Date, each party shall provide to the other party its postal address, facsimile number and e-mail address.

7.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements and discussions in connection with the subject matter of this Agreement and it is expressly declared that no variations of this Agreement shall be effective unless agreed by both parties in writing.

8.

No Waiver

No failure on the part of any party hereto to exercise, and no delay on the part of any party hereto in exercising, any right or remedy under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

9.

Severability

If court of competent jurisdiction holds that (i) any portion of this Agreement is void, voidable, illegal, or otherwise unenforceable ; or (ii) this Agreement would be void, voidable, illegal, or otherwise unenforceable unless a portion of this Agreement were severed from this Agreement ,  then such portion shall be automatically deemed to be severed and removed from this Agreement and shall not affect the continued effectiveness of this Agreement, unless to do so would irrevocably change the underlying purpose of this Agreement.

10.

Governing Language

The governing language of this Agreement is English. Any translation of this Agreement into any other language shall be for purposes of reference only and shall not in any way affect the interpretation of this Agreement.

11.

Governing Law

This Agreement and all rights and obligations shall be governed by and construed in accordance with the laws of the State of Maryland.

12.

Arbitration

The parties agree that in the event of any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (the "Dispute"), the parties shall, in the first instance, resolve the Dispute by amicable negotiation in good faith upon either party giving a written notice to the other (the "Negotiation Notice") to enter into such negotiation. If no agreement is reached between the parties after such Negotiation Notice was made, the Dispute shall be referred to and finally resolved by arbitration in London, England. The language used will be English. In each case the arbitration shall  take  place  under  the  International  Chamber  of  Commerce  rules.  The decision  of the arbitration shall be [final and binding and may be used as a basis for enforcement ofthis Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement in two copies, original to be executed, signed or sealed, by their duly authorized officers or representatives on the day and year first above written and each party shall retain one signed, original copy.

Medifocus Inc.	ThermoGene Corporation
By:	By:
/s/Grant Walsh	/s/Augustine Cheung
Name: Grant Walsh	Name: Augustine Cheung
Title: Chairman of the Board	Title: President

Appendix A - PATENTS

Duke File number: 1519

Title: Method for Selective Expression of Therapeutic Genes By Hyperthermia

Application number:  10/ 172,399 Patent number: 7, 183,262

Appendix B

Licensing Agreement dated 6 October 2015